Banc of California, Inc. Reports First Quarter Diluted Earnings per Share of $0.39, Up 50% Year over Year;
Net Interest Margin Expands to 3.24%; Positive Operating Leverage Continues
Company Release – 4/22/2026

Quarter Highlights

$0.39 Earnings Per Share	$19.80 Book Value Per Share $17.77 Tangible Book Value Per Share(1)	3.24% Net Interest Margin	4% Loan Average Annualized Growth 4% Noninterest-bearing Deposit Average Annualized Growth
LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the first quarter ended March 31, 2026. The Company reported net earnings available to common and equivalent stockholders of $62.0 million, or $0.39 per diluted common share, for the first quarter of 2026, compared to $67.4 million, or $0.42 per diluted common share for the fourth quarter of 2025.
During the quarter, the Company extended its existing $300 million stock repurchase program through March 2027 and announced plans to redeem $385 million of subordinated debt, reflecting continued capital flexibility and commitment to creating value for our shareholders.

Jared Wolff, Chairman & CEO of Banc of California, commented, “Our first quarter results reflect disciplined execution and continued strength in our core earnings drivers. We delivered positive operating leverage and significant earnings growth year over year, supported by net interest margin expansion, disciplined expense management, and continued progress in improving the mix and earnings power of the balance sheet. Supported by our healthy capital and liquidity position, we also efficiently deployed capital through opportunistic share repurchases and announced the redemption of subordinated debt. As we look ahead, we are well positioned for continued earnings growth, supported by strong pipelines, embedded asset repricing opportunities, and our attractive market position.”

First Quarter 2026 Financial Highlights:
•Total revenue of $286.9 million, up 8% year over year, with pre-tax pre-provision income(1) of $105.6 million, up 28% year over year.
•Net interest margin expanded 4 basis points to 3.24% compared to fourth quarter 2025, driven by an 11 basis point decline in deposit costs.
•Average total deposits increased by $103.4 million, and average noninterest-bearing deposits grew $81.2 million to 28.9% of average total deposits.
•First quarter loan production and disbursements totaled $2.1 billion, with a weighted average interest rate on production of 6.65%, supporting our balance sheet remixing and providing embedded earnings upside as higher-rate production replaces lower-yielding fixed-rate and hybrid loans.
•Average total loans increased $267.5 million.
•Total noninterest expense of $181.4 million, down 1% year over year.
•Maintained allowance for credit losses coverage of 1.12% of total loans held for investment.
•Repurchased $31.9 million of common stock and common equivalent stock at a weighted average price per share of $18.68.
•Growth in book value per share to $19.80 and tangible book value per share(1) to $17.77, up 9% and 10% year over year, respectively.
•Healthy capital ratios(2) well above the regulatory thresholds for "well capitalized" banks, including an estimated 12.54% Tier 1 capital ratio and 10.18% CET 1 capital ratio.
(1)Non-GAAP measure; refer to section 'Non-GAAP Measures'
(2)Capital ratios for March 31, 2026 are preliminary

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
Summary Income Statement	2026	2025	2025
	(In thousands)
Total interest income	$407,442	$416,948	$406,655
Total interest expense	155,825	165,586	174,291
Net interest income	251,617	251,362	232,364
Provision for credit losses	9,800	12,500	9,300
Gain on sale of loans	7	18	211
Other noninterest income	35,321	41,553	33,439
Total noninterest income	35,328	41,571	33,650
Total revenue	286,945	292,933	266,014
Total noninterest expense	181,391	180,644	183,653
Earnings before income taxes	95,754	99,789	73,061
Income tax expense	23,802	22,398	19,493
Net earnings	71,952	77,391	53,568
Preferred stock dividends	9,947	9,947	9,947
Net earnings available to common
and equivalent stockholders	$62,005	$67,444	$43,621

Diluted earnings per share	$0.39	$0.42	$0.26
Net Interest Income and Margin
First Quarter of 2026 Compared to Fourth Quarter of 2025
Net interest income increased by $0.3 million to $251.6 million for the first quarter, up from $251.4 million in the fourth quarter. This increase was primarily driven by a $9.7 million decrease in interest expense on deposits, reflecting lower interest rates due to the full quarter impact of the federal funds rate cuts of 50 basis points in the fourth quarter and two fewer days in the quarter. Additionally, interest income from investment securities rose by $2.3 million, supported by higher average balances from security purchases and a Federal Home Loan Bank (FHLB) special dividend. These positive factors were offset partially by a $9.3 million decrease in interest income from loans, mainly due to two fewer days in the quarter and lower average yields resulting from the federal funds rate cuts. Interest income from deposits in financial institutions also declined by $2.5 million, driven by lower average balances and interest rates.
Net interest margin was 3.24% for the first quarter, up 4 basis points from 3.20% for the fourth quarter primarily driven by lower average total cost of funds, offset partially by lower average yield on interest-earning assets. The average total cost of funds decreased to 2.10% from 2.20%, as a result of an 11 basis point decrease in the average total cost of deposits to 1.78%, and an 11 basis point decrease in the average cost of borrowings to 4.63%. The average yield on interest-earning assets decreased to 5.25% from 5.31%, as a result of a 9 basis point decrease in the average yield on loans and leases to 5.74%. Declines in both funding costs and asset yield reflect the full quarter impact of rate cuts that occurred in fourth quarter.
Average total deposits increased by $103.4 million, with a $81.2 million increase in average noninterest-bearing deposits and $22.2 million increase in average interest-bearing deposits. Average noninterest-bearing deposits represented 28.9% of average total deposits in the first quarter, up from 28.7% in the fourth quarter.

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	Three Months Ended						Increase (Decrease)
	March 31, 2026			December 31, 2025			QoQ
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,710,609	$349,943	5.74%	$24,443,089	$359,268	5.83%	$267,520	(0.09)%
Investment securities	5,018,002	41,873	3.38%	4,891,281	39,557	3.21%	126,721	0.17%
Deposits in financial institutions	1,742,657	15,626	3.64%	1,834,773	18,123	3.92%	(92,116)	(0.28)%
Total interest-earning assets	$31,471,268	$407,442	5.25%	$31,169,143	$416,948	5.31%	$302,125	(0.06)%

Liabilities:
Noninterest-bearing demand deposits	$7,890,489			$7,809,326			$81,163
Total interest-bearing deposits	19,429,112	$120,233	2.51%	19,406,865	$129,896	2.66%	22,247	(0.15)%
Total deposits	$27,319,601	120,233	1.78%	$27,216,191	129,896	1.89%	$103,410	(0.11)%

Total interest-bearing liabilities	$22,148,512	$155,825	2.85%	$22,020,144	$165,586	2.98%	$128,368	(0.13)%

Net interest income(1)		$251,617			$251,362
Net interest margin			3.24%			3.20%		0.04%

Total funds(2)	$30,039,001	$155,825	2.10%	$29,829,470	$165,586	2.20%	$209,531	(0.10)%
______________
(1) Includes net loan discount accretion of $12.2 million and $12.7 million for the three months ended March 31, 2026 and December 31, 2025, respectively.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

Provision For Credit Losses
First Quarter of 2026 Compared to Fourth Quarter of 2025
The provision for credit losses was $9.8 million for the first quarter compared to $12.5 million for the fourth quarter.
The first quarter provision for loan losses and unfunded loan commitments was primarily driven by net charge off activity and changes in loan risk ratings including specific reserves, offset partially by lower balances in the held for investment ("HFI") portfolio and lower qualitative reserves.
The fourth quarter provision for loan losses and unfunded loan commitments was primarily driven by changes in loan risk ratings including specific reserves, and higher loan balances and unfunded commitments, offset partially by lower qualitative reserves.
Noninterest Income
First Quarter of 2026 Compared to Fourth Quarter of 2025
Noninterest income decreased by $6.2 million to $35.3 million for the first quarter from $41.6 million for the fourth quarter due mainly to a $7.9 million decrease in leased equipment income, offset partially by the increase of $1.5 million in commission and fees and $1.1 million in other income. The decrease in leased equipment income was due mainly to higher gains on early lease terminations in the fourth quarter.

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Noninterest Expense
First Quarter of 2026 Compared to Fourth Quarter of 2025
Noninterest expense increased by $0.7 million to $181.4 million for the first quarter from $180.6 million for the fourth quarter due mainly to a $5.2 million increase in compensation expense, offset partially by the decrease of $2.5 million in other professional services and $1.1 million in customer related expense. The increase in compensation expense was mainly driven by seasonality, reflecting higher incentive compensation and annual reset of payroll related taxes and benefits in the first quarter. The decline in other professional services was driven by lower project spend, while customer related expenses decreased due to lower earnings credit rate payments following the federal funds rate cuts in the fourth quarter.
Income Taxes
First Quarter of 2026 Compared to Fourth Quarter of 2025
Income tax expense of $23.8 million was recorded for the first quarter resulting in an effective tax rate of 24.9% compared to income tax expense of $22.4 million and an effective tax rate of 22.4% for the fourth quarter.

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BALANCE SHEET HIGHLIGHTS

	March 31,	December 31,	March 31,	Increase (Decrease)
Selected Balance Sheet Items	2026	2025	2025	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,217,269	$2,307,965	$2,343,889	$(90,696)	$(126,620)
Securities available-for-sale	2,656,332	2,454,058	2,334,058	202,274	322,274
Securities held-to-maturity	2,313,548	2,308,636	2,311,912	4,912	1,636
Loans held for sale	259,049	182,936	25,797	76,113	233,252
Loans and leases held for investment	24,780,347	25,032,679	24,126,527	(252,332)	653,820
Total loans and leases	25,039,396	25,215,615	24,152,324	(176,219)	887,072
Total assets	34,724,241	34,797,442	33,779,918	(73,201)	944,323

Noninterest-bearing deposits	$7,797,542	$7,822,787	$7,593,950	$(25,245)	$203,592
Total deposits	27,322,134	27,843,357	27,193,191	(521,223)	128,943
Borrowings	2,551,250	2,063,819	1,670,782	487,431	880,468
Total liabilities	31,170,915	31,256,165	30,258,262	(85,250)	912,653
Total stockholders' equity	3,553,326	3,541,277	3,521,656	12,049	31,670
Securities
Securities available-for-sale ("AFS") increased by $202.3 million during the first quarter to $2.7 billion at March 31, 2026. The increase was primarily driven by $343.4 million of purchases, offset partially by $119.8 million of principal paydowns, $10.8 million of maturities, $9.2 million decrease in the fair value of AFS securities, and $1.3 million of net amortization. As of March 31, 2026, AFS securities had aggregate unrealized net after-tax losses in accumulated other comprehensive income (loss) ("AOCI") of $143.3 million, up from $136.6 million at December 31, 2025, driven by higher interest rates.
The balance of securities held-to-maturity ("HTM") increased by $4.9 million in the first quarter to $2.3 billion at March 31, 2026. As of March 31, 2026, HTM securities had aggregate unrealized net after-tax losses in AOCI of $127.2 million remaining from the balance established at the time of transfer from AFS.

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Loans and Leases
The following table sets forth the composition, by loan category, of our loan and lease portfolio HFI as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
	(Dollars in thousands)
Composition of Loans and Leases
Real estate mortgage:
Commercial	$4,093,386	$4,314,637	$4,292,625	$4,369,401	$4,489,543
Multi-family	5,955,102	6,089,417	6,124,673	6,280,791	6,216,084
Other residential	3,458,410	3,346,733	3,162,564	3,157,616	2,787,031
Total real estate mortgage	13,506,898	13,750,787	13,579,862	13,807,808	13,492,658
Real estate construction and land:
Commercial	364,575	379,387	395,150	381,449	733,684
Residential	1,527,754	1,568,240	1,759,676	1,920,642	2,127,354
Total real estate construction and land	1,892,329	1,947,627	2,154,826	2,302,091	2,861,038
Total real estate	15,399,227	15,698,414	15,734,688	16,109,899	16,353,696
Commercial:
Asset-based	3,209,338	2,951,010	2,742,519	2,462,351	2,305,325
Venture capital	2,322,261	2,222,097	1,907,601	2,002,601	1,733,074
Other commercial	3,501,388	3,804,099	3,356,537	3,288,305	3,340,400
Total commercial	9,032,987	8,977,206	8,006,657	7,753,257	7,378,799
Consumer	348,133	357,059	369,297	382,737	394,032
Total loans and leases HFI	$24,780,347	$25,032,679	$24,110,642	$24,245,893	$24,126,527

Total unfunded loan commitments	$5,549,325	$5,433,357	$4,822,917	$4,673,596	$4,858,960

Composition as % of Total Loans and Leases
Real estate mortgage:
Commercial	17%	17%	18%	18%	19%
Multi-family	24%	24%	25%	26%	26%
Other residential	14%	14%	13%	13%	11%
Total real estate mortgage	55%	55%	56%	57%	56%
Real estate construction and land:
Commercial	2%	2%	2%	1%	3%
Residential	6%	6%	7%	8%	9%
Total real estate construction and land	8%	8%	9%	9%	12%
Total real estate	63%	63%	65%	66%	68%
Commercial:
Asset-based	13%	12%	11%	10%	9%
Venture capital	9%	9%	8%	8%	7%
Other commercial	14%	15%	14%	14%	14%
Total commercial	36%	36%	33%	32%	30%
Consumer	1%	1%	2%	2%	2%
Total loans and leases HFI	100%	100%	100%	100%	100%
Total loans and leases HFI decreased by $252.3 million in the first quarter and totaled $24.8 billion at March 31, 2026. The decrease in loans and leases HFI was due primarily to decreased balances in other commercial loans, commercial real estate mortgage loans, and multi-family real estate mortgage loans, offset partially by increases in asset-based loans, other residential real mortgage loans, and venture capital loans. Loan production and disbursements totaled $2.1 billion in the first quarter with a weighted average interest rate on production of 6.65%.
Total loans and leases held for sale ("HFS") increased by $76.1 million in the first quarter and totaled $259.0 million at March 31, 2026. The increase in loans HFS was primarily driven by a $72.1 million loan transfer during the first quarter that subsequently sold at par in April 2026.

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Credit Quality

	March 31,	December 31,	September 30,	June 30,	March 31,
Asset Quality Information and Ratios	2026	2025	2025	2025	2025
	(Dollars in thousands)
Delinquent loans and leases held for investment:
30 to 89 days delinquent	$263,530	$108,303	$56,416	$53,900	$100,664
90+ days delinquent	81,599	92,655	104,952	95,566	99,976
Total delinquent loans and leases	$345,129	$200,958	$161,368	$149,466	$200,640

Total delinquent loans and leases to loans and leases HFI	1.39%	0.80%	0.67%	0.62%	0.83%

Nonperforming assets, excluding loans held for sale:
Nonaccrual loans and leases	$185,734	$159,168	$174,541	$167,516	$213,480
90+ days delinquent loans and still accruing	—	—	—	—	—
Total nonperforming loans and leases ("NPLs")	185,734	159,168	174,541	167,516	213,480
Foreclosed assets, net	18,055	17,115	4,790	7,806	5,474
Total nonperforming assets ("NPAs")	$203,789	$176,283	$179,331	$175,322	$218,954

Classified loans and leases HFI	$842,834	$800,330	$763,582	$656,556	$764,723
Special mention loans and leases HFI	688,659	458,683	505,979	661,568	937,014
Criticized loans and leases HFI	$1,531,493	$1,259,013	$1,269,561	$1,318,124	$1,701,737

Allowance for loan and lease losses	$241,600	$245,612	$240,501	$229,344	$234,986
Allowance for loan and lease losses to NPLs	130.08%	154.31%	137.79%	136.91%	110.07%
NPLs to loans and leases HFI	0.75%	0.64%	0.72%	0.69%	0.88%
NPAs to total assets	0.59%	0.51%	0.53%	0.51%	0.65%
Classified loans and leases to loans and leases HFI	3.40%	3.20%	3.17%	2.71%	3.17%
Special mention loans and leases to loans and leases HFI	2.78%	1.83%	2.10%	2.73%	3.88%
Asset quality metrics primarily reflect migration in a limited number of loans within a few larger relationships during the quarter. These were largely isolated situations, reflect proactive risk management actions, and the credits are supported by strong collateral and defined resolution paths.
At March 31, 2026, total delinquent loans and leases were $345.1 million, compared to $201.0 million at December 31, 2025. The 30 to 89 days delinquent category increased by $114.1 million in residential real estate construction and land loans, $32.9 million in commercial real estate construction and land loans, and $7.0 million in other residential real estate mortgage loans. In the 90 or more days delinquent category, there were decreases of $5.4 million in commercial real estate mortgage loans and $5.3 million in other residential real estate mortgage loans.
At March 31, 2026, nonperforming loans and leases were $185.7 million, compared to $159.2 million at December 31, 2025. During the first quarter, nonperforming loans and leases increased by $26.6 million due to additions of $54.6 million, offset partially by payoffs and paydowns of $20.0 million, charge-offs of $5.2 million, and transfers to accrual status of $2.8 million.
At March 31, 2026, nonperforming assets were $203.8 million, or 0.59% of total assets, compared to $176.3 million, or 0.51% of total assets, as of December 31, 2025. At March 31, 2026, nonperforming assets included $18.1 million of foreclosed assets, consisting primarily of single-family residences.

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Allowance for Credit Losses – Loans

	Three Months Ended
	March 31,	December 31,	March 31,
Allowance for Credit Losses - Loans	2026	2025	2025
	(Dollars in thousands)
Allowance for loan and lease losses ("ALLL"):
Balance at beginning of period	$245,612	$240,501	$239,360
Charge-offs	(16,097)	(5,541)	(16,551)
Recoveries	2,285	2,852	2,477
Net charge-offs	(13,812)	(2,689)	(14,074)
Provision for loan losses	9,800	7,800	9,700
Balance at end of period	$241,600	$245,612	$234,986

Reserve for unfunded loan commitments ("RUC"):
Balance at beginning of period	$34,921	$30,221	$29,071
Provision for credit losses	—	4,700	500
Balance at end of period	$34,921	$34,921	$29,571

Allowance for credit losses ("ACL") - Loans:
Balance at beginning of period	$280,533	$270,722	$268,431
Charge-offs	(16,097)	(5,541)	(16,551)
Recoveries	2,285	2,852	2,477
Net charge-offs	(13,812)	(2,689)	(14,074)
Provision for credit losses	9,800	12,500	10,200
Balance at end of period	$276,521	$280,533	$264,557

ALLL to loans and leases HFI	0.97%	0.98%	0.97%
ACL to loans and leases HFI	1.12%	1.12%	1.10%
ACL to NPLs	148.88%	176.25%	123.93%
ACL to NPAs	135.69%	159.14%	120.83%
Annualized net charge-offs
to average loans and leases	0.23%	0.04%	0.24%
The allowance for credit losses - loans, which includes the reserve for unfunded loan commitments, totaled $276.5 million, or 1.12% of total loans and leases at March 31, 2026, compared to $280.5 million, or 1.12% of total loans and leases at December 31, 2025. The $4.0 million decrease in the allowance was driven by net charge-offs of $13.8 million, offset partially by the provision of $9.8 million.
Our ability to absorb credit losses is also bolstered by (i) $105.0 million of loss coverage from the credit-linked notes, pursuant to which the bank sold the first 5% of any losses on $2.1 billion of single-family residential mortgage loans in our portfolio; and (ii) unearned credit marks of $14.3 million on approximately $1.2 billion of purchased loans without credit deterioration. When the loss coverage from the credit-linked notes and unearned credit marks is added to our allowance for credit losses, this provides additional economic coverage on top of our ACL ratio. We refer to this adjusted ACL ratio as our economic coverage ratio(1), which equaled 1.60% of total loans and leases at March 31, 2026 compared to 1.62% at December 31, 2025.
The ACL coverage of nonperforming loans and leases was 149% at March 31, 2026 compared to 176% at December 31, 2025.
Net charge-offs were 0.23% of average loans and leases (annualized) for the first quarter, compared to net charge-offs of 0.04% for the fourth quarter.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'

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Deposits and Client Investment Funds
The following table sets forth the composition of our deposits at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
	(Dollars in thousands)
Composition of Deposits
Noninterest-bearing checking	$7,797,542	$7,822,787	$7,603,748	$7,441,116	$7,593,950
Interest-bearing:
Checking	8,178,485	8,509,587	7,930,951	7,974,452	7,747,051
Money market	4,643,349	4,917,857	4,974,177	5,375,080	5,367,788
Savings	1,991,010	1,905,863	1,949,369	1,932,906	1,999,062
Time deposits:
Non-brokered	2,149,564	2,254,293	2,468,017	2,492,890	2,490,639
Brokered	2,562,184	2,432,970	2,258,503	2,311,989	1,994,701
Total time deposits	4,711,748	4,687,263	4,726,520	4,804,879	4,485,340
Total interest-bearing	19,524,592	20,020,570	19,581,017	20,087,317	19,599,241
Total deposits	$27,322,134	$27,843,357	$27,184,765	$27,528,433	$27,193,191

Composition as % of
Total Deposits
Noninterest-bearing checking	29%	28%	28%	27%	28%
Interest-bearing:
Checking	30%	30%	29%	29%	29%
Money market	17%	18%	19%	20%	20%
Savings	7%	7%	7%	7%	7%
Time deposits:
Non-brokered	8%	8%	9%	9%	9%
Brokered	9%	9%	8%	8%	7%
Total time deposits	17%	17%	17%	17%	16%
Total interest-bearing	71%	72%	72%	73%	72%
Total deposits	100%	100%	100%	100%	100%
Total deposits decreased by $521.2 million to $27.3 billion at March 31, 2026 from $27.8 billion at December 31, 2025, driven by a decrease in interest-bearing deposits of $496.0 million and a decrease in noninterest-bearing deposits of $25.2 million. Interest-bearing deposits decreased due mainly to lower balances in checking accounts of $331.1 million and lower money market accounts of $274.5 million, offset partially by higher savings accounts of $85.1 million and higher brokered and non-brokered time deposits of $24.5 million.
At March 31, 2026, noninterest-bearing checking deposits totaled $7.8 billion, or 29% of total deposits, compared to $7.8 billion, or 28% of total deposits, at December 31, 2025.
At March 31, 2026, uninsured and uncollateralized deposits totaled $7.8 billion, or 28% of total deposits, compared to $7.7 billion, or 28% of total deposits, at December 31, 2025.
In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These off-balance sheet client funds totaled $1.2 billion as of March 31, 2026 and December 31, 2025.
Borrowings
Borrowings increased by $487.4 million to $2.6 billion at March 31, 2026 from $2.1 billion at December 31, 2025, mainly due to higher overnight and short-term borrowings.

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Equity
During the first quarter, total stockholders’ equity increased by $12.0 million to $3.6 billion and tangible common equity(1) increased by $18.2 million to $2.7 billion at March 31, 2026. The increase in total stockholders’ equity for the first quarter resulted primarily from net earnings of $72.0 million, offset partially by the repurchase of common stock of $31.9 million and common and preferred stock dividends of $29.1 million.
At March 31, 2026, book value per common share increased to $19.80 compared to $19.56 at December 31, 2025, and tangible book value per common share(1) increased to $17.77 compared to $17.51 at December 31, 2025.
For the three-month period ended March 31, 2026, the Company repurchased 1,709,935 shares of common and common equivalent stock at a weighted average price per share of $18.68, or $31.9 million in the aggregate. As of March 31, 2026, $82.6 million remained available under the current stock repurchase authorization, which expires in March 2027.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
CAPITAL AND LIQUIDITY
The following table sets forth our regulatory capital ratios as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	16.55%	16.31%	16.69%	16.37%	16.93%
Tier 1 risk-based capital ratio	12.54%	12.34%	12.56%	12.34%	12.86%
Common equity tier 1 capital ratio	10.18%	10.01%	10.14%	9.95%	10.45%
Tier 1 leverage ratio	9.97%	9.99%	9.77%	9.74%	10.19%

Banc of California
Total risk-based capital ratio	15.97%	15.61%	15.94%	15.65%	16.22%
Tier 1 risk-based capital ratio	13.50%	13.15%	13.42%	13.21%	13.74%
Common equity tier 1 capital ratio	13.50%	13.15%	13.42%	13.21%	13.74%
Tier 1 leverage ratio	10.73%	10.65%	10.44%	10.42%	10.88%
______________
(1) March 31, 2026 capital ratios are preliminary.

At March 31, 2026, cash and cash equivalents totaled $2.2 billion, down $90.7 million from December 31, 2025.
Our immediately available cash and cash equivalents (excluding restricted cash) were $2.0 billion. Combined with total available borrowing capacity of $9.7 billion and unpledged AFS securities of $2.5 billion, total available liquidity was $14.2 billion at the end of the first quarter.

                                         10

Conference Call
The Company will host a conference call to discuss its first quarter 2026 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, April 23, 2026. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 5670833. A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (855) 669-9658 and referencing event code 7930561.
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $34 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the largest independent bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 79 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-service payment processing solutions to its clients and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. Member FDIC. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of tariffs, supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing or renewed inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, as well as the value of collateral supporting our loans, which may result in significant changes

                                         11

in valuation or recoveries; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters such as earthquakes and wildfires, pandemics, epidemics and other public health crises, military activity (including the ongoing Iran war) or acts of terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) changes in market conditions or strategic balance sheet actions, which may result in realized losses on investment securities or other assets; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and from time to time in other documents that we file with or furnish to the SEC.
Non-GAAP Financial Measures
Included in this press release are certain non-GAAP financial measures, such as tangible common equity, tangible book value per common share, return on average tangible common equity, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com

                                         12

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
ASSETS:	(Dollars in thousands)
Cash and due from banks	$214,120	$181,103	$205,364	$222,210	$215,591
Interest-earning deposits in financial
institutions	2,003,149	2,126,862	2,192,901	2,131,342	2,128,298
Total cash and cash equivalents	2,217,269	2,307,965	2,398,265	2,353,552	2,343,889

Securities available-for-sale	2,656,332	2,454,058	2,426,734	2,246,174	2,334,058
Securities held-to-maturity	2,313,548	2,308,636	2,303,657	2,316,725	2,311,912
FRB and FHLB stock	170,342	160,442	159,337	162,243	155,330
Total investment securities	5,140,222	4,923,136	4,889,728	4,725,142	4,801,300

Loans held for sale	259,049	182,936	211,454	465,571	25,797

Loans and leases held for investment	24,780,347	25,032,679	24,110,642	24,245,893	24,126,527
Allowance for loan and lease losses	(241,600)	(245,612)	(240,501)	(229,344)	(234,986)
Total loans and leases held for investment, net	24,538,747	24,787,067	23,870,141	24,016,549	23,891,541

Equipment leased to others under operating leases	223,558	238,232	280,872	288,692	295,032
Premises and equipment, net	146,316	146,698	132,766	138,032	140,347
Bank owned life insurance	352,707	350,083	348,051	346,142	342,810
Goodwill	214,521	214,521	214,521	214,521	214,521
Intangible assets, net	99,091	105,287	111,923	118,930	125,937
Deferred tax asset, net	653,481	656,755	672,159	691,535	702,323
Other assets	879,280	884,762	883,085	891,787	896,421
Total assets	$34,724,241	$34,797,442	$34,012,965	$34,250,453	$33,779,918

LIABILITIES:
Noninterest-bearing deposits	$7,797,542	$7,822,787	$7,603,748	$7,441,116	$7,593,950
Interest-bearing deposits	19,524,592	20,020,570	19,581,017	20,087,317	19,599,241
Total deposits	27,322,134	27,843,357	27,184,765	27,528,433	27,193,191
Borrowings	2,551,250	2,063,819	2,005,022	1,917,180	1,670,782
Subordinated debt	954,072	952,740	950,888	949,213	944,908
Accrued interest payable and other liabilities	343,459	396,249	405,551	428,784	449,381
Total liabilities	31,170,915	31,256,165	30,546,226	30,823,610	30,258,262

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,538	1,500	1,509	1,474	1,561
Class B non-voting common stock	5	5	5	5	5
Non-voting common stock equivalents	—	50	41	98	98
Additional paid-in-capital	3,501,213	3,552,483	3,563,145	3,609,109	3,732,376
Retained deficit	(180,011)	(242,016)	(309,460)	(369,142)	(387,580)
Accumulated other comprehensive loss, net	(267,935)	(269,261)	(287,017)	(313,217)	(323,320)
Total stockholders’ equity	3,553,326	3,541,277	3,466,739	3,426,843	3,521,656
Total liabilities and stockholders’ equity	$34,724,241	$34,797,442	$34,012,965	$34,250,453	$33,779,918

Common shares outstanding (1)	154,262,045	155,533,403	155,522,693	157,647,137	166,403,086
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities. There were no non‑voting common stock equivalents outstanding as of March 31, 2026.

                                         13

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$349,943	$359,268	$346,103
Investment securities	41,873	39,557	37,862
Deposits in financial institutions	15,626	18,123	22,690
Total interest income	407,442	416,948	406,655
Interest expense:
Deposits	120,233	129,896	140,530
Borrowings	20,177	19,858	18,421
Subordinated debt	15,415	15,832	15,340
Total interest expense	155,825	165,586	174,291
Net interest income	251,617	251,362	232,364
Provision for credit losses	9,800	12,500	9,300
Net interest income after provision
for credit losses	241,817	238,862	223,064
Noninterest income:
Service charges on deposit accounts	4,978	5,038	4,543
Commissions and fees	10,980	9,524	9,958
Leased equipment income	8,530	16,381	10,784
Gain on sale of loans and leases	7	18	211
Dividends and gains on equity investments	2,002	3,492	2,323
Warrant income (loss)	938	361	(295)
LOCOM HFS adjustment	3	—	—
Other income	7,890	6,757	6,126
Total noninterest income	35,328	41,571	33,650
Noninterest expense:
Compensation	91,100	85,862	86,417
Occupancy	14,892	14,726	15,010
Information technology and data processing	14,339	13,751	15,099
Other professional services	4,236	6,774	4,513
Insurance and assessments	6,764	7,070	7,283
Intangible asset amortization	6,348	6,788	7,160
Leased equipment depreciation	5,304	6,202	6,741
Customer related expense	23,737	24,870	27,751
Loan expense	4,292	4,445	2,930
Other expense	10,379	10,156	10,749
Total noninterest expense	181,391	180,644	183,653
Earnings before income taxes	95,754	99,789	73,061
Income tax expense	23,802	22,398	19,493
Net earnings	71,952	77,391	53,568
Preferred stock dividends	9,947	9,947	9,947
Net earnings available to common
and equivalent stockholders	$62,005	$67,444	$43,621
Earnings per common share:
Basic	$0.40	$0.43	$0.26
Diluted	$0.39	$0.42	$0.26
Weighted average number of common shares outstanding: (1)
Basic	154,821	155,449	168,495
Diluted	160,832	160,094	169,434
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                         14

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)
	Three Months Ended
	March 31,	December 31,	March 31,
Profitability and Other Ratios	2026	2025	2025
Return on average assets (1)	0.86%	0.91%	0.65%
Return on average equity (1)	8.22%	8.79%	6.16%
Return on average tangible common equity (1)(2)	9.91%	10.75%	7.56%
Dividend payout ratio (3)	30.00%	23.26%	38.46%
Average yield on loans and leases (1)	5.74%	5.83%	5.90%
Average yield on interest-earning assets (1)	5.25%	5.31%	5.39%
Average cost of interest-bearing deposits (1)	2.51%	2.66%	2.97%
Average total cost of deposits (1)	1.78%	1.89%	2.12%
Average cost of interest-bearing liabilities (1)	2.85%	2.98%	3.28%
Average total cost of funds (1)	2.10%	2.20%	2.42%
Net interest spread	2.40%	2.33%	2.11%
Net interest margin (1)	3.24%	3.20%	3.08%
Noninterest income to total revenue (4)	12.31%	14.19%	12.65%
Noninterest expense to average total assets (1)	2.16%	2.12%	2.24%
Noninterest expense to total revenue (4)	63.21%	61.67%	69.04%
Efficiency ratio (2)(5)	61.00%	59.35%	66.35%
Loans to deposits ratio	91.65%	90.56%	88.82%
Average loans and leases to average deposits	90.45%	89.81%	88.36%
Average investment securities to average total assets	14.76%	14.49%	14.21%
Average stockholders' equity to average total assets	10.44%	10.35%	10.58%
______________
(1) Annualized.
(2) Non-GAAP measure.
(3) Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4) Total revenue equals the sum of net interest income and noninterest income.
(5) Ratio calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue.

                                         15

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,710,609	$349,943	5.74%	$24,443,089	$359,268	5.83%	$23,788,647	$346,103	5.90%
Investment securities	5,018,002	41,873	3.38%	4,891,281	39,557	3.21%	4,734,037	37,862	3.24%
Deposits in financial institutions	1,742,657	15,626	3.64%	1,834,773	18,123	3.92%	2,088,139	22,690	4.41%
Total interest-earning assets	31,471,268	407,442	5.25%	31,169,143	416,948	5.31%	30,610,823	406,655	5.39%
Other assets	2,531,433			2,583,357			2,697,562
Total assets	$34,002,701			$33,752,500			$33,308,385

Liabilities and Stockholders' Equity:
Interest checking	$8,175,172	46,882	2.33%	$7,944,858	49,319	2.46%	$7,343,451	47,879	2.64%
Money market	4,785,691	22,826	1.93%	4,948,960	25,810	2.07%	5,415,716	33,003	2.47%
Savings	1,957,831	9,772	2.02%	1,942,678	10,863	2.22%	1,948,649	12,857	2.68%
Time	4,510,418	40,753	3.66%	4,570,369	43,904	3.81%	4,498,268	46,791	4.22%
Total interest-bearing deposits	19,429,112	120,233	2.51%	19,406,865	129,896	2.66%	19,206,084	140,530	2.97%
Borrowings	1,765,661	20,177	4.63%	1,661,808	19,858	4.74%	1,397,720	18,421	5.34%
Subordinated debt	953,739	15,415	6.55%	951,471	15,832	6.60%	942,817	15,340	6.60%
Total interest-bearing liabilities	22,148,512	155,825	2.85%	22,020,144	165,586	2.98%	21,546,621	174,291	3.28%
Noninterest-bearing demand deposits	7,890,489			7,809,326			7,714,830
Other liabilities	415,000			428,873			522,753
Total liabilities	30,454,001			30,258,343			29,784,204
Stockholders' equity	3,548,700			3,494,157			3,524,181
Total liabilities and stockholders' equity	$34,002,701			$33,752,500			$33,308,385
Net interest income (1)		$251,617			$251,362			$232,364
Net interest spread			2.40%			2.33%			2.11%
Net interest margin			3.24%			3.20%			3.08%

Total deposits (2)	$27,319,601	$120,233	1.78%	$27,216,191	$129,896	1.89%	$26,920,914	$140,530	2.12%
Total funds (3)	$30,039,001	$155,825	2.10%	$29,829,470	$165,586	2.20%	$29,261,451	$174,291	2.42%
______________
(1) Includes net loan discount accretion of $12.2 million, $12.7 million, and $16.0 million for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

                                         16

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible common equity, tangible book value per common share, return on average tangible common equity, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, as applicable, from total common equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and any goodwill impairment, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Pre-tax pre-provision income is calculated by subtracting noninterest expense from total revenue, which is the sum of net interest income and noninterest income.
Efficiency ratio is calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income).
Economic coverage ratio is calculated by dividing the allowance for credit losses adjusted for the impact of the credit-linked notes and unearned credit mark from purchase accounting by loans and leases HFI.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.

                                         17

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Tangible Common Equity	March 31,	December 31,	September 30,	June 30,	March 31,
and Tangible Book Value Per Share	2026	2025	2025	2025	2025
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,553,326	$3,541,277	$3,466,739	$3,426,843	$3,521,656
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	3,054,810	3,042,761	2,968,223	2,928,327	3,023,140
Less: Goodwill and intangible assets	313,612	319,808	326,444	333,451	340,458
Tangible common equity	$2,741,198	$2,722,953	$2,641,779	$2,594,876	$2,682,682

Book value per common share (1)	$19.80	$19.56	$19.09	$18.58	$18.17
Tangible book value per common share (2)	$17.77	$17.51	$16.99	$16.46	$16.12
Common shares outstanding (3)	154,262,045	155,533,403	155,522,693	157,647,137	166,403,086
______________
(1) Total common equity divided by common shares outstanding.
(2) Tangible common equity divided by common shares outstanding.
(3) Common shares outstanding include non-voting common stock equivalents that are participating securities. There were no non‑voting common stock equivalents outstanding as of March 31, 2026.

                                         18

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended
Return on Average Tangible	March 31,	December 31,	March 31,
Common Equity ("ROATCE")	2026	2025	2025
	(Dollars in thousands)
Net earnings	$71,952	$77,391	$53,568

Earnings before income taxes			$73,061
Add: Intangible asset amortization			7,160
Adjusted earnings before
income taxes for ROATCE			80,221
Adjusted income tax expense (1)			20,296

Adjustments:
Intangible asset amortization	6,348	6,788
Tax impact of adjustment above (1)	(1,596)	(1,823)
Adjustment to net earnings	4,752	4,965

Adjusted net earnings for ROATCE	76,704	82,356	59,925
Less: Preferred stock dividends	9,947	9,947	9,947
Adjusted net earnings available to
common and equivalent stockholders for ROATCE	$66,757	$72,409	$49,978

Average stockholders' equity	$3,548,700	$3,494,157	$3,524,181
Less: Average goodwill and intangible assets	317,215	323,295	344,610
Less: Average preferred stock	498,516	498,516	498,516
Average tangible common equity	$2,732,969	$2,672,346	$2,681,055

Return on average equity (2)	8.22%	8.79%	6.16%
ROATCE (3)	9.91%	10.75%	7.56%
______________
(1) Effective tax rates of 25.14%, 26.86%, and 25.30% used for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.
(2) Annualized net earnings divided by average stockholders' equity.
(3) Annualized adjusted net earnings available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

	Three Months Ended
	March 31,	December 31,	March 31,
Pre-Tax Pre-Provision Income	2026	2025	2025
	(Dollars in thousands)
Net interest income (GAAP)	$251,617	$251,362	$232,364
Add: Noninterest income (GAAP)	35,328	41,571	33,650
Total revenues (GAAP)	286,945	292,933	266,014
Less: Noninterest expense (GAAP)	181,391	180,644	183,653
Pre-tax pre-provision income (Non-GAAP)	$105,554	$112,289	$82,361

                                         19

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended
	March 31,	December 31,	March 31,
Efficiency Ratio	2026	2025	2025
	(Dollars in thousands)
Noninterest expense	$181,391	$180,644	$183,653
Less: Intangible asset amortization	(6,348)	(6,788)	(7,160)
Noninterest expense used for efficiency ratio	$175,043	$173,856	$176,493

Net interest income	$251,617	$251,362	$232,364
Noninterest income	35,328	41,571	33,650
Total revenue used for efficiency ratio	$286,945	$292,933	$266,014

Noninterest expense to total revenue	63.21%	61.67%	69.04%
Efficiency ratio (1)	61.00%	59.35%	66.35%
______________
(1) Noninterest expense used for efficiency ratio divided by total revenue used for efficiency ratio.

	March 31,	December 31,
Economic Coverage Ratio	2026	2025
	(Dollars in thousands)
Allowance for credit losses ("ACL")	$276,521	$280,533
Add: Unearned credit mark from purchase accounting (1)	14,315	15,865
Add: Credit-linked notes (2)	104,988	108,413
Adjusted allowance for credit losses	$395,824	$404,811

Loans and leases HFI	$24,780,347	$25,032,679

ACL to loans and leases HFI (3)	1.12%	1.12%
Economic coverage ratio (4)	1.60%	1.62%
______________
(1) Unearned credit mark from purchase accounting estimated by using the same pro rata split between the credit and yield marks associated with non-PCD loans (purchased loans without credit deterioration at the time of purchase).
(2) Credit-linked notes loss coverage equal to 5% of the unpaid principal balance of the pledged loans.
(3) Allowance for credit losses divided by loans and leases HFI.
(4) Adjusted allowance for credit losses divided by loans and leases HFI.

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